UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	August 10, 2009
ORGANIC ALLIANCE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53545	20-0853334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Monterey Street, Suite 202 Salinas, CA 93901
(Address of principal executive offices)
(831) 240.0295
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Principal Officers; (Election of Directors); Appointment of Principal Officers;

On August 10th the Company announced the addition of two new board members.

Mike Rosenthal, age 65, has served since 1986 as Chairman and President of M.J.Rosenthal and Associates, Inc., and investment and consulting firm. Mr. Rosenthal has been Chairman of Skins, Inc., since 2005, and Chairman and CEO of Bill Blass New York, a high-end manufacturer of men's and women's clothing, from January 2006 through November 2007, and Chairman through November 2008. From 1984 to 1986, Mr Rosenthal served as a partner and a Managing Director of Wesray Capital Corp, an investment company, and prior to that was Senior Vice President and Managing Director of Mergers and Acquisitions Department of Donaldson, Lufkin, and Jenrette, Inc., an investment banking firm. Mr. Rosenthal has also served as Chairman, a director or Chief Operating Officer to a number of other companies including Wilson Sporting Goods, Northwestern Steel & Wire Company, Western Auto supply Company and Star Corrugated Box Company, Inc.

Mark Klein, age 35, began working on the business concept behind the predecessor of Skins Footwear Inc. in 2002 and was appointed President and Chief Executive Officer of Skins Footwear Inc. on May 18, 2004. He has served in this capacity of President and CEO of both Skins Inc. (SKNN) and Skins Footwear inc. from 2004 to Present. From 2001, Mr. Klein served as the Sales Director for ICQ Mobile, the mobile instant messaging division of AOL Time Warner. From 1999 to 2001, he was a senior marketing and sales executive for both Comverse Network Systems (CMVT) and Oraios. com, where he directed, created and implemented sales and marketing initiatives.

Each of Messers Rosenthal and Klein received 350,000 shares of the Company's common stock upon appointment to the Board and will receive an additional 650,000 shares each at such time as the Company raises at least $1,000,000 in equity funds.  They will also receive a fee of 8.5% of any funds raised by them in equity offerings of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated:	August 13, 2009	ORGANIC ALLIANCE, INC.
		By:	/s/ Tom Morrison
Tom Morrison, Chairman and CEO